Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LESCO, Inc.
     We consent to the incorporation by reference in the Registration Statement (File No. 33-38118) on Form S-8 of LESCO, Inc. of our report dated June 9, 2006 relating to the statements of net assets available for benefits of the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust as of December 31, 2005 and 2004 and the related statement of changes in net assets available for benefits for the year ended December 31, 2005 and supplemental schedule, which appears in the December 31, 2005 annual report on Form 11-K of LESCO, Inc.

/s/ KPMG LLP
Cleveland, Ohio
June 12, 2006

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